1MAGE SOFTWARE, INC.                                           Exhibit 11.2

CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
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
                                      1996           1995          1994
                                  ---------        ---------     --------

NET INCOME(LOSS)                $  (89,074)   $  (1,313,724)   $  600,890
   Add interest on
   convertible notes                      *                *            *
                                -----------   --------------   ----------

   Adjusted net income used
      for per share calculation $  (89,074)   $  (1,313,724)   $  600,890
                                ===========   ==============   ==========

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING         2,054,632        1,911,731    1,767,014

   Add weighted average number
      of common stock equivalents
      (options) using the closing
      trading price                       *                *       11,000
   Add shares assumed issued
      upon conversion of the
      convertible notes                   *                *            *
                                -----------   --------------   ----------

   Total weighted average
      number of common shares
      outstanding used for
      per share calculation       2,054,632       1,911,731     1,778,014
                               ============    =============   ==========

FULLY DILUTED EARNINGS (LOSS)
   PER COMMON SHARE            $     (0.04)     $     (0.69)   $     0.34
                               ============     ============   ==========

* Anti-dilutive

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